UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Ashford Hospitality Prime, Inc.

(Name of Registrant as Specified in Its Charter)

Sessa Capital (Master), L.P.

Sessa Capital GP, LLC

Sessa Capital IM, L.P.

Sessa Capital IM GP, LLC

John E. Petry

Lawrence A. Cunningham

Philip B. Livingston

Daniel B. Silvers

Chris D. Wheeler

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 2, 2016, Sessa Capital (Master), L.P. for and on its own behalf and on behalf of the other Participants (as defined below) issued a press release in response to an announced stock sale by Ashford Hospitality Prime, Inc., a Maryland corporation. The press release follows:

SESSA CAPITAL COMMENTS ON ASHFORD HOSPITALITY PRIME’S SALE OF 13.3% VOTING RIGHTS TO CHAIRMAN, CHAIRMAN’S FATHER AND OTHER PARTNERS FOR $43,750

New York – February 2, 2016 – Sessa Capital (Master), L.P. (“Sessa”), owner of 8.2% of the outstanding common shares of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) and Ashford Prime’s third largest shareholder, today commented on the Company’s announcement that it has amended its operating partnership agreement to enable holders of its Operating Partnership units to purchase preferred voting shares of the Company for $.01 per share. These new shares will represent approximately 13.3% of Ashford Prime’s voting interests on a diluted basis.

John Petry, Sessa’s Founder and Managing Partner, stated: “We are deeply troubled by the actions of Ashford Prime’s Board of Directors, in the midst of a contested election, to bestow a significant block of voting shares on company-friendly hands. OP unitholders are not shareholders, but by giving them the right to vote alongside common shareholders who paid much more than $.01 per share for their stock, the incumbent directors created voting rights where none previously existed. The timing of this action makes it apparent the action was designed to help the incumbent directors hold their positions, including Ashford Prime’s Chairman Monty Bennett. Simply put, when faced with a proxy fight, Ashford Prime’s incumbent directors sold nearly 13.3% of the Company’s voting stock to a group of predominantly insiders for $43,750.”

Petry added, “To add insult to injury, not only has the Ashford Prime Board infringed on the rights of the Company’s common shareholders by diluting their voting power through the sale of voting shares to insiders for $.01 per share, the Company claims this extraordinary grant was somehow governance-enhancing. The need for new, highly-qualified directors, who will uphold their fiduciary duty and act in the interest of all shareholders, not just Mr. Bennett, has never been greater. Ultimately, we have confidence that Ashford Prime shareholders will judge these self-serving actions for themselves at the 2016 Annual Meeting.”

As previously announced on January 15, 2016, Sessa plans to nominate a slate of five highly-qualified directors for election at the Company’s 2016 Annual Meeting of Shareholders. Sessa’s nominees are Larry Cunningham, Phil Livingston, John Petry, Daniel Silvers and Chris Wheeler.

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett

212.687.8080

Daniel Goldstein

310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Sessa Capital (Master), L.P. (“Sessa Capital”) and the other Participants (as defined below) intend to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of Ashford Hospitality Prime, Inc. (“AHP”).

The participants in the proxy solicitation are anticipated to be Sessa Capital, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF AHP TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

As of the date of this filing, Sessa Capital owned directly 2,330,726 shares of common stock, $0.01 par value (the “Common Stock”), of AHP. Sessa Capital GP, LLC, as a result of being the sole general partner of Sessa Capital, Sessa Capital IM, L.P., as a result of being the investment adviser for Sessa Capital, Sessa Capital IM GP, LLC, as a result of being the sole general partner of Sessa Capital IM, L.P., and John Petry, as a result of being the manager of Sessa Capital GP, LLC and Sessa Capital IM GP, LLC, may be deemed to be the beneficial owner of Common Stock owned directly by Sessa Capital.